Exhibit 2.3

Execution Version

Voting and Lock-Up Agreement

This Voting and Lock-Up Agreement (this “Agreement”), dated October 14, 2024 (the “Execution Date”), by and between Nabors Industries Ltd., a Bermuda exempted company (“Parent”), and each of the stockholders listed on Schedule I attached hereto (the “Stockholders”) of Parker Drilling Company, a Delaware corporation (“Parker”). Parent, on the one hand, and the Stockholders, on the other hand, are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Each of stockholder of Parker which executes an Adoption Agreement in substantially the form attached hereto as Exhibit A (an “Adoption Agreement”) shall be deemed to be a Stockholder and one of the Stockholders.

WHEREAS, on October 14, 2024, Parker, Parent, Nabors SubA Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and certain other signatories thereto, entered into that certain Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub and Parker pursuant to the terms and conditions of the Merger Agreement (the “Merger”);

WHEREAS, each Stockholder is the holder of certain shares of common stock, par value $0.01 per share, of Parker beneficially owned by such Stockholder and set forth below such Stockholder’s signature on its signature page hereto (“Parker Shares”);

WHEREAS, pursuant to the Merger Agreement, and in exchange for its Parker Shares each Stockholder will be issued certain shares of common stock, par value $0.05 per share, of Parent (“Parent Common Stock”) at the closing of the Merger (the “Acquisition Shares”; and, together with any additional shares of Parent Common Stock pursuant to Section 7 hereof, the “Shares”); and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration received by the Parties thereunder, Parent and the Stockholders desire to enter this Agreement and the Stockholders are willing to make certain representations, warranties, covenants and agreements with respect to the Shares.

NOW, THEREFORE, in consideration of foregoing and the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1:

(a)            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “controls” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b)            “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(c)            “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

(d)            “Related Fund” shall mean any fund that (i) in all aspects is fully controlled and managed by manager of Stockholder to the same extent as the applicable Stockholder Transferring to such Related Fund was managed by manager of Stockholder prior to such Transfer; (ii) is a United States Person under 22 U.S. Code Section 6010 or is formed or domiciled in a jurisdiction that any of the Parties is formed or domiciled; and (iii) completes an Adoption Agreement.

2.            Representations of Stockholder.

Each Stockholder hereby severally and not jointly represents and warrants to Parent on the Execution Date and immediately prior to the Closing on the Closing Date that:

(a)            Such Stockholder’s ownership of the Parker Shares set forth below such Stockholder’s signature on the signature page hereto completely and accurately represents such Stockholder’s Beneficial Ownership of Parker Shares, except for any change of Beneficial Ownership permitted under the Voting and Support Agreement, dated as of the date hereof, by and between the Stockholders, any other stockholders of Parker party thereto and Parent (the “Voting and Support Agreement”).

(b)            Except as set forth on Schedule 2 or as consideration with respect to the Merger, such Stockholder does not Beneficially Own, directly or indirectly, any shares of Parent Common Stock. Except as consideration with respect to the Merger, neither such Stockholder nor any Affiliate of such Stockholder which such Stockholder controls, owns or holds any right to acquire any shares of any class of capital stock of Parent or other securities of Parent or any interest therein or any voting rights with respect to any securities of Parent.

(c)            Such Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder (including the proxy described in Section 4 below). This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally.

(d)            The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to such Stockholder or result in any breach or violation of, or constitute a default (or an event, that with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to any agreement or other instrument or obligation (including organizational documents) binding upon such Stockholder or any of the Shares, except for any of the foregoing as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Stockholder to perform its obligations under this Agreement.

(e)            No consent, approval, Order or authorization of, or registration, designation, declaration or filing with, any Governmental Body or other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)            There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or otherwise) (each an “Action”) pending against, or, to the knowledge of such Stockholder, threatened against, the validity of this Agreement or such Stockholder (in each case due to any action or inaction by such Stockholder and, for the avoidance of doubt, not due to any action or inaction by Parent) that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

(g)            Other than the Voting and Support Agreement and this Agreement, no agreement exists between the Stockholders, on the one hand, and any other party on the other hand, to vote or acquire any Shares or engage in any other transaction related to the Shares, and this Agreement does not represent or reflect any agreement or concerted action between such Stockholder and any other party related to the Shares or any other securities.

3.            Voting Agreement.

During the Term (as defined below), each Stockholder, in its capacity as such, irrevocably and unconditionally agrees with Parent as follows:

(a)            At any meeting of the stockholders of Parent, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of Parent, such Stockholder shall, with respect to all Shares that are outstanding and Beneficially Owned by such Stockholder, or its Affiliates which such Stockholder controls, on the date in question and are entitled to count as present, vote thereon or consent thereto:

(i)            appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)            vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (which vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent) covering, all such Shares (A) in favor of any proposal presented to the stockholders with a recommendation by the board of directors of Parent (the “Parent Board”) to vote in favor of such proposal and in favor of any Parent Board candidate nominated by the Parent Board, (B) against any proposal presented to the stockholders with a Parent Board’s recommendation to vote against such proposal, (C) against any Parent Board candidate not nominated or recommended by the Parent Board, and (D) in favor of any proposal presented to the stockholders with respect to any action of Parent, which the Parent Board has approved, but as to which the Parent Board has not made any recommendation, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Parent’s stockholders at which any of the foregoing matters requiring such Stockholder’s approval are submitted for consideration and vote of Parent’s stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters requiring stockholders approval.

(b)            Each Stockholder shall not, and shall not permit any entity which such Stockholder directly or indirectly controls to deposit any of the Shares in a voting trust, grant any proxies, consents or powers of attorney with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of any of the Shares (including without limitation, any voting agreement or similar arrangement) other than agreements entered into with Parent.

4.            Irrevocable Proxy.

By execution of the Irrevocable Proxy and Power of Attorney in substantially the form attached hereto as Exhibit B (the “Irrevocable Proxy”), at Closing on the Closing Date, each Stockholder will appoint Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Term of this Agreement with respect to any Shares held by such Stockholder in accordance with the Irrevocable Proxy.

5.            Lock-Up Agreement.

(a)            During the period commencing on the Closing Date and ending on the earlier of (i) the ninetieth (90th) day following the Closing Date and (ii) the date on which Parent has released any other former stockholders of Parker from any similar lock-up provisions under any other agreement regarding any Parent Common Stock (the “Lock-Up Period”), except only as expressly provided in Section 5(c) below, without the prior written consent of Parent, no Stockholder shall:

(i)            directly or indirectly, transfer, sell, offer, exchange, assign, pledge, gift, donate or otherwise dispose of or encumber any legal or Beneficial Ownership in any of the Acquisition Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer (as defined below) of, any of the Acquisition Shares or such Stockholder’s voting or economic interest therein;

(ii)            enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Acquisition Shares (any of the foregoing described in clause (i) above and this clause (ii), a “Transfer”); or

(iii)            publicly disclose the intention to do any of the foregoing.

in each case, other than to a Related Fund of such Stockholder that has executed an Adoption Agreement; provided that, prior to making a Transfer to a Related Fund, such Stockholder shall provide (i) a representation to Parent that such Transfer does not violate (A) any organizational documents of such Stockholder or (B) Law and (ii) any documents reasonably requested by Parent to effectuate such Transfer to a Related Fund.

(b)            In addition to the limitations set forth in Section 5(a), each Stockholder further agrees that during the Term, such Stockholder shall not Transfer any Acquisition Shares:

(i)            to any Person, other than a Related Fund of such Stockholder, without the prior written consent of Parent, if such Person, immediately following the consummation of such Transfer, shall, directly or indirectly, Beneficially Own more than five percent (5%) of the outstanding Parent Common Stock; provided that such restriction shall not apply to (A) “Underwritten Offerings” or (B) “Block Trades” as contemplated by the Registration Rights Agreement, or (C) open-market sales through a broker, provided that for Transfers pursuant to (B) or (C), neither such Stockholder nor its representatives know, or would be reasonably expected to know, that the purchaser of such Acquisition Shares would, directly or indirectly, Beneficially Own more than five percent (5%) of the outstanding Parent Common Stock following the consummation of such Transfer; or

(ii)            to any Competitor; provided that such restriction shall not apply to open-market sales through a broker with respect to which neither such Stockholder nor its representatives knew, and would not be reasonably expected to know, that the purchaser of such Acquisition Shares would be a Competitor. For purposes of this Agreement, “Competitor” means the following Persons and their respective Affiliates: Heimrich & Payne, Inc.; Precision Drilling Corporation; Patterson-UTI Energy, Inc.; KCA Deutag; SLB; Halliburton Company; Baker Hughes Company; Expro Group; Arabian Drilling Company; ADES Holding; Weatherford International plc; ADNOC Drilling; Superior Energy Services, Inc.; Knight Energy Services, LLC; Black Diamond Energy, Inc.; Wellbore Integrity Solutions LLC; Odjfell SE; Volant Products Inc.; Abraj Energy Services; National Energy Services Reunited (NESR); NOV, Inc.; Forum Energy Technologies; McCoy Global; and HongHua Group.

Notwithstanding anything in this Section 5(b) to the contrary, Stockholder may Transfer any Acquisition Shares pursuant to any bona fide third-party tender offer, merger, consolidation or other similar transaction that is made to all holders of Parent Common Stock.

(c)            Notwithstanding the foregoing restrictions in Section 5(a), but still subject to the restrictions in Section 5(b), during the Lock-Up Period, each Stockholder shall be permitted to Transfer up to forty percent (40%) of the Acquisition Shares received by it.

(d)            Any attempted Transfer of Acquisition Shares or any interest therein in violation of this Section 5 shall be null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement. Each Stockholder hereby authorizes Parent (during the Term) (i) to cause any transfer agent for the Acquisition Shares to decline to Transfer the Acquisition Shares, and, (ii) in the case of Acquisition Shares for which such Stockholder is the beneficial but not the record holder, to cause the record holder to cause the relevant transfer agent to decline to Transfer the Acquisition Shares, in each case if such Transfer would constitute a violation or breach of this Agreement.

(e)            Each certificate, instrument, or book entry representing the Acquisition Shares, other than (i) those Acquisition Shares subject to Section 5(c) and, (ii) following the expiration of the Lock-Up Period, all remaining Acquisition Shares, shall be notated with a legend reading substantially as follows:

“THE TRANSFER AND VOTING OF THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE OR BOOK ENTRY ARE SUBJECT TO A CERTAIN VOTING AND LOCK-UP AGREEMENT, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED, SUPERSEDED, REPLACED, RENAMED, TERMINATED AND/OR OTHERWISE MODIFIED AT ANY TIME AND FROM TIME TO TIME. A COPY OF THE CURRENT VERSION OF THE VOTING AND LOCK-UP AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED WITHOUT CHARGE TO THE RECORD HOLDER HEREOF UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

In connection with (i) any Transfer permitted under the terms of this Section 5 in which the transferee is not required to enter into an Adoption Agreement and (ii) the expiration of the Lock-Up Period, Parent shall (and shall cause its transfer agent to) take all actions necessary to remove any transfer restrictions, notations, restrictive legends or the like from the applicable Acquisition Shares.

6.            Standstill.

Each Stockholder agrees that during the Term, unless otherwise required under this Agreement, such Stockholder shall not with respect to Parent:

(a)            seek, propose, solicit, negotiate, authorize, commence, encourage, support or endorse (or make any statement with respect to) any merger, sale, exchange, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Parent Board, change in the executive officers of Parent or the compensation of any such individuals, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving Parent or any of its subsidiaries or joint ventures listed or described in its most recent annual report on Form 10-K filed pursuant to Exchange Act (the “Parent Subsidiaries”), or any of the assets of Parent or any Parent Subsidiary, whether or not any such transaction involves a change of control of Parent;

(b)            make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (the “SEC”)), including soliciting consents or taking other action with respect to the calling of a special meeting of Parent’s stockholders, or seek to advise or influence any Person with respect to the voting of any securities of Parent or any Parent Subsidiary;

(c)            submit any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Parent Board (including by way of Rule 14a-11 of Regulation 14A);

(d)            take any action (including making any proposal to act) by written consent, other than at the request of Parent’s Board of Directors;

(e)            publicly announce or submit to Parent a proposal or offer concerning (with or without conditions) any merger, consolidation or other business combination involving Parent or any Parent Subsidiary, any purchase of assets or securities of Parent or any Parent Subsidiary, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Parent or any Parent Subsidiary;

(f)            form, join or in any way participate in any “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding, voting, pooling or disposing of any securities of Parent, other than as a result of any actions or rights expressly permitted by this Agreement or the Merger Agreement or with its Related Funds;

(g)            seek to call, or to request the call of, a special meeting of Parent’s stockholders, or make a request for a list of Parent’s stockholders or for any books or records of Parent;

(h)            disclose (publicly or privately in a manner that could reasonably be expected to become public), or direct any Person to disclose, any intention, plan or arrangement inconsistent with any of the foregoing;

(i)            assist, encourage or direct any Person to advise, assist or encourage any other Persons in connection with any of the foregoing;

(j)            take any action that could reasonably be expected to require Parent or any successor thereto to make a public announcement regarding the possibility of any of the events described in clause (a) through clause (i) above;

(k)            request Parent or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 6; or

(l)            take any action challenging the validity or enforceability of any provisions of this Section 6; or

(m)            enter into any agreement (other than this Agreement and the Voting and Support Agreement), arrangement or understanding concerning any of the foregoing or encourage or solicit any Person to undertake any of the foregoing activities.

Notwithstanding the foregoing, the limitations in this Section 6 shall not apply to any action taken by any Stockholder solely in connection with such Stockholder’s capacity as a Lender under the Second Lien Term Loan.

7.            Additional Shares.

Stockholder agrees that all shares of capital stock or equity securities of Parent (including, without limitation, Parent Common Stock) that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement (including by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise) shall constitute “Shares” for all purposes of this Agreement.

8.            Waiver of Appraisal and Dissenters’ Rights.

Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Parent, Parker, or any of their respective Subsidiaries or successors: (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (ii) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the board of directors of Parker or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby (other than, in each case, any Action relating solely to the Second Lien Term Loan).

9.            Termination.

With respect to any Stockholder, this Agreement shall terminate automatically upon the earlier of: (a) the termination of the Merger Agreement if no Closing has occurred under the Merger Agreement prior to such termination, (b) following the Closing under the Merger Agreement, (i) on the 180th consecutive day of such Stockholder no longer, directly or indirectly, Beneficially Owning any Shares (or any rights thereto) (provided that the fact such Stockholder no longer Beneficially Owns any of the Shares (or any rights thereto) is not otherwise in violation of the terms or conditions of this Agreement); and (ii) the date that is the three (3) year anniversary of the Closing Date. The period from the Closing Date until the termination of this Agreement pursuant to this Section 9 shall be referred to as the “Term”. For the avoidance of doubt, the effectiveness of this Agreement is contingent upon the Closing of the Merger contemplated by the Merger Agreement, and if the Merger Agreement is terminated without the Closing having occurred, this Agreement shall be null and void ab initio in all respects and of no further force or effect without any action required by the parties hereto, in which event, no restrictions contained herein shall be applicable to any stock or other equity interests of any entities presently owned or thereafter acquired by any Stockholder whatsoever.

10.            Specific Performance.

Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

11.            Notices.

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case so long as the sending party does not receive a bounceback message or other notification that the recipient failed to receive such email notice. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11):

If to Parent, to:	Nabors Industries Ltd. Crown House, Second Floor 4 Par-la-Ville Road Hamilton HM08, Bermuda E-mail: Mark.Andrews@nabors.com Attention: Mark Andrews
Copy (which shall not constitute notice) to:	Haynes and Boone, LLP 1221 McKinney Street Suite 4000 Houston, TX 77010 E-mail: arthur.cohen@haynesboone.com Attention: Arthur A. Cohen, Esq.
If to the Stockholders, to:	To the address set forth for such Stockholder on the signature page hereof.

12.            Miscellaneous.

(a)            This Agreement, together with the Merger Agreement and the other Transaction Documents, supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the Parties hereto. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party. This Agreement has been entered into freely by each of the Parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either Party.

(b)            From time to time until the termination of this Agreement, at Parent’s reasonable request, but without further consideration, Stockholder agrees to cooperate with Parent in making all filings and obtaining all consents of any Governmental Body and third parties and to execute and deliver such additional documents and take or cause to be taken all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Each Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure solely to the extent required by the applicable rules and regulations of SEC and in a proxy statement such Stockholder’s (or, at Stockholder’s election, the Stockholders’ investment manager’s or advisor’s) identity and ownership of the Shares and the nature of such Stockholder’s obligations under this Agreement. If any Stockholder is the Beneficial Owner, but not the record holder, of the Shares, such Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares held by such Stockholder in accordance with the terms of in this Agreement.

(c)            This Agreement shall be governed by and construed in accordance with the internal laws of Texas without giving effect to any choice or conflict of law provision or rule (whether of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of Texas.

(d)            Each of the Parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought and determined exclusively in the state and federal courts located in Harris County, Texas. Each of the Parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12(d), (ii) any claim that it, or its property, is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(e)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(e).

(f)            Except as otherwise may be agreed in writing, all costs and expenses incurred in connection with this Agreement shall be paid by the Party hereto incurring such cost or expense, whether or not the Merger is consummated.

(g)            If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(h)            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(i)            Each Party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(j)            All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(k)            Other than any Transfer permitted under the terms of Section 5(a) in which the transferee is required to enter into a joinder to this Agreement, neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto. Any assignment contrary to the provisions of this Section 12(k) shall be null and void. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

[Signature Page to Voting and Lock-Up Agreement]

Schedule 1
Stockholders

Brigade Capital Management, LP As Investment Manager on Behalf of its Various Funds and Accounts

Schedule 1

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on [●], 2024 by the undersigned transferee (“Transferee”) pursuant to the terms of the Voting and Lock-Up Agreement, dated as of October 14, 2024 between Nabors Industries Ltd., a Bermuda exempted company (the “Company”) and the Stockholders party thereto (the “Voting and Lock-Up Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Voting and Lock-Up Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

o	Acknowledgement. Transferee acknowledges that Transferee is a Related Fund (as defined in the Voting and Lock-Up Agreement) of the transferring Stockholder, is acquiring Acquisition Shares from the transferring Stockholder, subject to the terms and conditions of the Voting and Lock-Up Agreement, and the only Acquisition Shares and Shares that it Beneficially Owns are set forth below.

o	Representations: Transferee makes, solely as of the date hereof, the representations and warranties to the Parent set forth in Sections 2(a) through (g) of the Voting and Lock-Up Agreement as if Transferee were a signatory thereto. Transferee represents to Parent the following: (i) the Transferee is solvent and (ii) the Transferee is not subject to any tax issue or any other issue which would reasonably be expected to interfere with the Transferee’s ability to comply and perform its obligations under the Voting and Lock-Up Agreement.

o	Agreement. Transferee (a) agrees that the Acquisition Shares acquired by Transferee and any other Shares Beneficially Owned by Transferee shall be bound by and subject to the terms of the Voting and Lock-Up Agreement, pursuant to the terms thereof, and (b) hereby adopts the Voting and Lock-Up Agreement with the same force and effect as if it were originally a party thereto.

o	Notice. Any notice required as permitted by the Voting and Lock-Up Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

Exhibit A

[Transferee]

By:
Name:
Title:

Address for Notice pursuant to Section 11:
Street Address:
City/State/Zip Code:
Attention:
Email:

No. of Acquisition Shares and Shares Beneficially Owned by Transferee as of the Date of this Adoption Agreement:

Acquisition Shares:

Shares that are not Acquisition Shares:

Exhibit A

Exhibit B

Form of Irrevocable Proxy and Power of Attorney

NABORS INDUSTRIES LTD.

IRREVOCABLE PROXY AND POWER OF ATTORNEY

The undersigned, being the holder of ____ shares (the “Shares”) of the Common Stock of Nabors Industries Ltd., a Bermuda exempted company (the “Company”) hereby designates and appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of the Voting and Lock-Up Agreement dated as of October 14, 2024 (the “Voting Agreement”) with respect to the Shares in accordance with the terms hereof and the terms of the Voting Agreement. This proxy and power of attorney is given to secure the performance of the duties of the undersigned under the Voting Agreement. The undersigned shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney.

THIS PROXY AND POWER OF ATTORNEY SHALL BE IRREVOCABLE DURING THE TERM OF THE VOTING AGREEMENT, SHALL BE DEEMED TO BE COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY AND POWER OF ATTORNEY AND SHALL REVOKE ANY AND ALL PRIOR PROXIES GRANTED BY THE UNDERSIGNED WITH RESPECT TO THE SHARES WITH REGARD TO ALL VOTES AND ACTIONS DESCRIBED HEREIN AND IN THE VOTING AGREEMENT.

The power of attorney granted by the undersigned herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the undersigned. The proxy and power of attorney granted hereunder shall terminate (i) with respect to any Shares, on the date upon which the undersigned no longer, directly or indirectly, beneficially owns such Shares (or any rights thereto); provided that the fact the undersigned no longer beneficially owns any of such Shares (or any rights thereto) is not otherwise in violation of the terms or conditions of the Voting Agreement, and (ii) with respect to all Shares, upon any termination of the Voting Agreement.

Dated: [●], 2024	[STOCKHOLDER]

By:
Name:
Title:

Exhibit B